EX-99.e.i.a.

EXHIBIT A

as amended and restated May 23, 2018

Funds:

O'Shares FTSE Asia Pacific Quality Dividend ETF
O'Shares FTSE Europe Quality Dividend ETF
O'Shares FTSE Russell Emerging Markets Quality Dividend ETF
O'Shares FTSE Russell Emerging Markets Quality Dividend ETF (Currency Hedged)
O'Shares FTSE Russell International Quality Dividend ETF
O'Shares FTSE Russell International Quality Dividend ETF (Currency Hedged)
O'Shares FTSE Russell Small Cap Quality Dividend ETF
O'Shares FTSE U.S. Quality Dividend ETF
O'Shares Global Internet Giants ETF
O'Shares Quality Artificial Intelligence ETF
O'Shares Quality Robotics and Artificial Intelligence ETF
O'Shares U.S. Large Cap Quality Growth ETF
O'Shares U.S. Small Cap Quality Growth ETF